EXHIBIT 10.2

DIRECTORSHIP AGREEMENT

THIS DIRECTORSHIP AGREEMENT (“Agreement”) is made as of the 4th day of October 2010, by and between TC Power Management Corp., a Nevada corporation (the “Company”), and Steven A. Sanders (the “Director”).

W I T N E S S E T H:

WHEREAS, the Company desires to retain the services of the Director in the manner hereinafter specified in its business, thereby retaining for the Company the benefit of the Director's business knowledge and experience and also to make provisions for the payment of reasonable and proper compensation to the Director for such services; and

WHEREAS, the parties have agreed to enter into this Agreement subject to the terms and conditions herein; and

WHEREAS, the Director is willing to be appointed by the Company as a director and to perform the duties incident to such upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants and representations herein contained, the Company and the Director mutually agree as follows:

AGREEMENT

ARTICLE I
APPOINTMENT

Section 1.1                      Appointment.  Commencing on the date hereof, the Company shall appoint the Director to the Company’s board of directors, and the Director shall accept such appointment, upon the terms and subject to the conditions hereinafter set forth.

ARTICLE II
TERMS OF EMPLOYMENT; COMPENSATION AND BENEFITS

Section 2.1                      Term.  The Director shall serve until otherwise replaced in accordance with the laws of the state of Nevada and the Company’s Articles of Incorporation and By-Laws.

Section 2.2                      Compensation.  The Company shall pay, and the Director shall accept as full consideration for the services to be rendered hereunder, and the covenants entered into hereunder, 37,500 (150,000 post split) shares of Common Stock of the Company per year (the “Compensation Shares”).  The Compensation Shares are to be paid at the start of each year of service (the “Payment Date”) with the first payment of Compensation Shares to be paid on the date hereof and subsequent payments to be made on the anniversaries hereof.  The number of Compensation Shares shall be adjusted accordingly upon any forward or reverse stock split, share dividend or any share exchange or other transaction applicable to all holders of common stock.

If during the first three years of this Agreement, the Company removes the Director from the board of Directors for any reason other than Cause (as defined below), the Company shall immediately deliver to the Director any Compensation Shares that would have been delivered in those three years but for the fact that applicable Payment Date had not yet occurred.  Additionally, if during the first three years of this Agreement, there is a Change of Control (as defined herein) other than a Change of Control that occurs within six months of the date hereof, the Company shall deliver to the Director prior to such exchange any Compensation Shares that would have been delivered in those three years but for the fact that applicable Payment Date had not yet occurred.  Under no circumstances (including the Director’s failure to serve as a Director for a full year for which Compensation Shares have been delivered) shall the Director be required to return any Compensation Shares that have been paid.

Section 2.3 Definitions.

(a)	“Cause” shall be defined as the occurrence of any of the following:

(i)	acts of common law fraud against the Company or its affiliates on the part of the Director;

(ii)	the conviction after the exhaustion of all appeals by the Director of a felony involving moral turpitude or the entry of a plea of nolo contendere for such a felony;

(iii)
a material violation by the Director of his responsibilities set forth herein which is willful and deliberate; provided, however, that prior to the determination that "Cause" under this Section has occurred, the Company shall: (A) provide to the Director in writing, in reasonable detail, the reasons for the determination that such "Cause" exists, (B) afford the Director a reasonable opportunity to remedy any such breach, (C) provide the Director an opportunity to be heard prior to the final decision to terminate the Director’s appointment hereunder for such "Cause" and (D) make any decision that such "Cause" exists in good faith; or

(iv)	a material violation of the Company's policies and procedures as in effect from time to time.

(b)           “Change in Control” shall mean:

(i)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), other than the current principal stockholders of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then outstanding shares of the Company’s Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of members of the Board or board of any corporate successor to the business of the Company (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition by the Company, or (2) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) below; or

(ii)
Consummation after the date of this Agreement of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Securities and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then Outstanding Company Securities and the Outstanding Company Voting Securities, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Securities and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any Director benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then Outstanding Company Securities and the Outstanding Company Voting Securities resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such Person had an ownership position in excess of such fifty percent (50%) of the Outstanding Company Voting Securities prior to the Business Combination or (C) at least a majority of the members of the board of the entity resulting from such Business Combination were members of the Incumbent Board or Persons who replaced such Incumbent Board without causing a Change in Control pursuant to Section (b) above at the time of the execution of the initial agreement, or of the action of the Incumbent Board, providing for such Business Combination; or

(iii)	Approval by the security holders of the Company of a complete liquidation or dissolution of the Company.

ARTICLE III
TERMINATION

Section 3.1                      Termination.

This Agreement will terminate:

(a)           at the Company’s discretion for Cause;

(b)           upon the Director’s resignation from the board of directors;

(c)           by the death of the Director; and

(e)           by written notice from the Company to the Director in the event that during the term hereof the Director shall become “permanently disabled” as the term “permanently disabled” is hereinafter fixed and defined. For purposes of this Agreement, “permanently disabled” shall mean (i) the Director is unable, by reason of accident, physical or mental infirmity or other causes beyond his control, to satisfactorily perform duties then assigned to him or such reduced duties which the Company is willing to assign to him for a continuous period of one hundred eighty (180) days or for a total period of one hundred eighty (180) days, either consecutive or not, in any twelve month period, or (ii) the Director is unwilling for whatever reason to perform on a full-time basis the duties then assigned to him for a continuous period of one hundred eighty (180) days or for a total period of one hundred eighty (180) days, either consecutive or not, in any twelve month period.  For purposes of this Agreement, the Company shall determine the existence of “permanent disability”; provided, however, a determination of “permanent disability” under subsection (i) above may be made only upon receipt of a certificate of disability from a qualified physician, selected by the Company, subject to the reasonable approval of Director or his representative after examination by such physician of the disabled Director; provided, further, that in the event the Director has failed to substantially perform his duties for a period of 30 consecutive days as a result of accident or injury and thereafter refuses to submit to a medical examination at the request of the Company for a continuous period of one hundred eighty (180) days, the Director shall be deemed to be “permanently disabled.”  Upon termination pursuant to this Section 4.1(e), the Company shall, within 30 days of termination, pay to the Director in complete settlement for relinquishment of the Director's interest in this Agreement, compensation and benefits payable to the Company through the end of the calendar month in which termination of this Agreement occurs, and reimburse Director for all expenses incurred before the termination of Director’s employment.

ARTICLE IV
MISCELLANEOUS PROVISIONS

Section 4.1                      Governing Law.  The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of New York.  The parties hereto agree that any dispute brought under this Agreement may only be brought in the state or federal courts located in New York County, New York and each of the parties hereto submit to the jurisdiction of the courts therein.

Section 4.2                      Assignment.  This Agreement shall inure to the benefit of and shall be binding upon the heirs and legal representatives of the Director and upon the successors and assigns of the Company.  This Agreement is a personal service contract and it may not be assigned by the Director.

Section 4.3                      Remedies.

(a)                   Termination of this Agreement shall not constitute a waiver of the Company's or the Director’s rights under this Agreement or otherwise, nor a release of the Company or the Director from its or his obligations.

(b)                   The rights and remedies provided each of the parties herein shall be cumulative and in addition to any other rights and remedies provided by law or otherwise.  Any failure in the exercise by either party of his or its right to terminate this Agreement or to enforce any provision of this Agreement for default or violation by the other party shall not prejudice such party's right of termination or enforcement for any further or other default or violation.

Section 4.4                      Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between the parties respecting the Director's employment, and there are no representations, warranties or commitments, except as set forth herein.  This Agreement may be amended only by an instrument in writing executed by the parties hereto.

Section 4.5                      Notices.  Any notice, request, demand or other communication hereunder shall be in writing and shall be deemed to be duly given when personally delivered to an officer of the Company or to the Director, as the case may be, or when delivered by mail at the addresses set forth below or such other address as may be subsequently designated in writing:

The Company:                     TC Power Management Corp.
Sanders Ortoli Vaughn-Flam Rosenstadt LLP
501 Park Ave – 14th Floor
New York, New York 10022
Attn:           William S. Rosenstadt, Esq.

The Director:                       Steven A. Sanders
Sanders Ortoli Vaughn-Flam Rosenstadt LLP
501 Park Ave – 14th Floor
New York, New York 10022

Section 4.6                      Severability.  The provisions of this Agreement and any exhibits are severable and, if any one or more provisions may be determined to be illegal or otherwise unenforceable, the remaining provisions shall be enforceable.  Any partially enforceable provisions shall be enforceable to the extent enforceable.

Section 4.7                      Gender.  Throughout this Agreement, the masculine gender shall be deemed to include the feminine and neuter, and vice versa, and the singular the plural, and vice versa, unless the context clearly requires otherwise.

Section 4.8                      Freedom To Contract.  The Director represents and warrants that he has the right to enter into this Agreement and that no other agreements exist, whether written or oral, which would be in conflict with any of the terms and conditions of this Agreement.  .

Section 4.9                      Waiver of Breach.  Either party’s waiver of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such other party. No waiver shall be valid unless in writing and, in the case of Company, signed by an authorized officer of the Company.

Section 4.10                    Headings.  Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

Section 4.11                    Waiver of Jury Trial.  The Parties hereto waive the right to a jury with respect to the resolution of any dispute brought in connection with this Agreement.

Section 4.12.                   Successors; Binding Effect; Third Party Beneficiaries.  In the event of a future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets, the Company will require any successor, by agreement in form and substance reasonably satisfactory to Director or by operation of law, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such disposition had taken place.  The foregoing includes the acquisition of the Company by a public shell in a reverse merger or exchange transaction, in which case this Agreement shall be assumed by the parent holding company and Director’s duties shall include those of the Chief Technology Officer of the parent holding company as well as any subsidiaries thereof, including the Company.  As used in this Agreement, “the Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

Section 4.13.                   Indemnification; Insurance.  Subject to and in accordance with the provisions of the Certificate of Incorporation of the Company, which shall not as to the following, except as required by applicable law, be amended in this regard without Director’s consent, the Company shall indemnify Director to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorney’s fees) incurred or paid by Director in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Director of services for, or the acting by Director as a manager, officer or Director of, the Company, or any other person or enterprise at the Company’s request.  The Company shall use its commercially reasonable efforts to purchase and maintain during the Interim Period and the Term directors’ and officers’ insurance with a liability limit of not less than $5,000,000.

Section 4.14.                   Waiver of Conflict.  The Company recognizes that the Director also provides legal representation to the Company and hereby waives any conflict that may exist in the negotiation and preparation of this Agreement between (i) the Company and (ii) the Director and/or the law firm of Sanders Ortoli Vaughn-Flam Rosenstadt LLP of which he is a partner.  The Company agrees that any interpretation of this Agreement is to be conducted as if the Company and the Director equally drafted this Agreement.

IN WITNESS WHEREOF, with due authorization the parties have executed this Agreement as of the day and year first above written.

THE COMPANY

TC Power Management Corp.
a Nevada corporation

By: /s/ Nigel Johnson

Its:    President

DIRECTOR

                        /s/ Steven A. Sanders
Steven A. Sanders